Exhibit 10.3

SECOND AMENDMENT

TO THE

EQT CORPORATION 2020 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT (this “Amendment”) to the EQT Corporation 2020 Long-Term Incentive Plan (as amended on April 20, 2022, the “Plan”) is hereby made as of July 22, 2024 (the “Amendment Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

1.            Authority to Amend the Plan. EQT Corporation, a Pennsylvania corporation (the “Company”), previously established and maintains the Plan. Pursuant to Section 4.02(iii) of the Plan, subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted into Shares to reflect the transaction) may be issued under the Plan pursuant to awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and shall not count against the Share Reserve. In connection with the Company’s acquisition of Equitrans Midstream Corporation, a Pennsylvania corporation, the Company assumed 49,685,951 shares of common stock, no par value, that were available for issuance under the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan so that such shares are available for issuance by the Company under the Plan in accordance with the terms of the Plan, and in accordance with, and subject to the terms and conditions of, the New York Stock Exchange Listed Company Manual (including Rule 303A.08 thereof).

2.            Amendment to the Plan. Section 4.01 of the Plan is hereby amended to add the following new sentence to the end thereof:

“The Shares that may be issued in respect of Awards granted under this Plan shall include the shares of common stock, no par value, of Equitrans Midstream Corporation that were available for issuance as of July 22, 2024 under the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan, assumed by the Company, and adjusted into 17,409,957 Shares (the “ETRN Shares”); provided that notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 13 of the Plan), (x) the ETRN Shares may not be issued in respect of Awards granted to individuals who were employed by the Company or an Affiliate thereof immediately prior to July 22, 2024 and (y) the ETRN Shares will not be available for grant under this Plan after April 23, 2034, and in all respects subject to the other terms and conditions of the Plan.”

3.            Effect of the Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect. Any reference to the Plan contained in any notice, request or other document executed concurrently with or after the Amendment Effective Date shall be deemed to include this Amendment, unless the context shall otherwise require.

4.            Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without reference to any choice of law rules that would require the applicable of the laws of any other jurisdiction).

5.            Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this amendment for any other purposes.

*      *      *